Exhibit 10.4

POOL 2 EXCESS MSRs ACQUISITION and RECAPTURE AGREEMENT

by and between

FREEDOM MORTGAGE CORPORATION

(Seller)

and

CHERRY HILL MORTGAGE INVESTMENT CORP.

(Purchaser)

Dated as of                          , 2013

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ii

EXHIBITS

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POOL 2 EXCESS MSRs ACQUISITION and RECAPTURE AGREEMENT

THIS POOL 2 EXCESS MSRS ACQUISITION and RECAPTURE AGREEMENT, dated as of                          , 2013, is by and between Cherry Hill Mortgage Investment Corp., a Maryland corporation (together with its successors and permitted assigns, “Purchaser”), and Freedom Mortgage Corporation, a New Jersey corporation (together with its successors and permitted assigns, “Seller”).

W I T N E S S E T H:

WHEREAS, Seller originates and services residential mortgage loans and is entitled to a servicing spread and other incidental fees with respect to those residential mortgage loans;

WHEREAS, the servicing spread exceeds the compensation that Seller requires to service the related residential mortgage loans;

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, a portion of the servicing spread that exceeds such required compensation amount;

WHEREAS, Purchaser and Seller desire to set forth the terms and conditions pursuant to which Seller will sell, transfer and assign to Purchaser, all of Seller’s right, title and interest in and to a portion of the servicing spread that exceeds the Seller’s required compensation amount, and Purchaser will purchase all right, title and interest in and to such portion of the servicing spread;

WHEREAS, Seller desires to retain the right to refinance the residential mortgage loans subject to this Agreement, and Purchaser is willing to grant such right, as long as the newly-originated residential mortgage loans and, in certain cases, additional residential mortgage loans are included in this Agreement in replacement of the refinanced residential mortgage loans as described herein; and

WHEREAS, Purchaser and Seller desire to set forth the conditions under which Seller may refinance the residential mortgage loans with respect to which Seller sold a portion of its servicing spread to Purchaser.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows.

ARTICLE I

DEFINITIONS; GENERAL INTERPRETIVE PRINCIPLES

Section 1.01 Definitions.

Whenever used herein, the following words and phrases shall have the following meanings:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions that service mortgage loans of the same type as the Mortgage Loans in the jurisdictions in which the Mortgaged Properties are located and which are in accordance with Agency servicing practices and procedures as set forth in the applicable Servicing Agreements, and in a manner at least equal in quality to the servicing that Seller provides for mortgage loans which it owns in its own portfolio.

Acknowledgment Agreement: The acknowledgment agreement by and among the Agency, Seller and Purchaser, in form and substance reasonably acceptable to such Persons, dated on or before the Closing Date, pursuant to which, among other things, the Agency acknowledges the Purchaser’s security interest in the Excess MSRs and any other arrangements specified therein.

Additional Mortgage Loan: A Mortgage Loan for which the applicable Sold Percentage of the related Excess MSR is assigned to Purchaser in total or partial satisfaction of the Make Whole Amount.

Agency: Ginnie Mae, or any successor thereto.

Agreement: This agreement, as the same may be amended in accordance with the terms hereof.

Agreement Date: The date first set forth above.

Ancillary Income: All incidental fees that are supplemental to the servicing spread payable to the servicer pursuant to the Servicing Agreements, including without limitation, late fees, assignment transfer fees, returned check fees, special services fees, amortization schedule fees, HAMP fees, modification and incentive income and any interest or earnings on funds deposited in an account maintained by Seller as servicer with respect to the Mortgage Loans.

Applicable Law: With reference to any Person, all laws (including common law), statutes, regulations, ordinances, treaties, judgments, decrees, injunctions, writs and orders of any court, governmental agency or authority and rules, regulations, orders, directives, licenses and permits of any Governmental Authority applicable to such Person or its property or in respect of its operations.

Approved Valuation Firm: Any valuation firm that has been approved by the Independent Directors and that is agreed to by Seller and Purchaser.

ARM: A mortgage loan the interest rate on which is subject to adjustment in accordance with the related mortgage note.

Assignment Agreement: An agreement substantially in the form of Exhibit A to this Agreement or in such other form as mutually agreed upon by the Parties.

Assignment Date: With respect to a Refinanced Mortgage Loan and the related New Mortgage Loan, the first day of the second month after the month in which the related Refinancing Date occurred. With respect to any Additional Mortgage Loan, the first day of the Calculation Period beginning after the Calculation Period with respect to which the applicable Make Whole Amount was calculated.

Bank: The financial institution mutually agreed upon by Seller and Purchaser, acting in its capacity as “Bank” under the Reserve Account Control Agreement.

Base Servicing Fee: With respect to a Collection Period, an amount equal to the aggregate, for each Mortgage Loan, of the product of (A) the outstanding principal balance of such Mortgage Loan as of the related Measurement Date, (B) the related Base Servicing Fee Rate and (C) (i) in the case of the initial Collection Period, a fraction, the numerator of which is the number of days in the period from and including the Closing Date to and including the last day of the initial Collection Period, and the denominator of which is 360, and (ii) in the case of all other Collection Periods, 1/12th; provided, however, that the Base Servicing Fee with respect to any Mortgage Loan (i) that is prepaid in full or (ii) whose Servicing Agreement is terminated during a Collection Period shall be pro-rated based on the actual number of days within such Collection Period in which such Mortgage Loan was serviced by Seller; and provided further, that payment of the Base Servicing Fee for any delinquent Mortgage Loan shall be suspended unless and until Seller recovers the amount thereof from payments in respect thereof by the Mortgagor or the amount thereof is otherwise recovered from the liquidation of the related Mortgaged Property.

Base Servicing Fee Rate: For each Initial Loan and each New Mortgage Loan, Substitute Mortgage Loan and Additional Mortgage Loan that is an ARM, 0.10% per annum. For each New Mortgage Loan, Substitute Mortgage Loan and Additional Mortgage Loan that is a Fixed Rate Mortgage Loan, 0.08% per annum.

Business Day: Any day other than (a) a Saturday or Sunday, (b) a day on which banking institutions in the States of New Jersey or New York are authorized or obligated by law or by executive order to be closed or (c) such other days as agreed upon by the Parties.

Calculation Period: Each calendar quarter during the term of this Agreement beginning (x) in the case of the first such period, on the first day of the month in which the Closing Date occurs, and (y) in the case of each subsequent period, on the first day of the month occurring after the end of the prior period.

Closing Date: October , 2013 or such other date as Seller and Purchaser shall agree.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Collateral: The meaning given to such term in Section 2.02.

Collection Period: With respect to any Distribution Date, the calendar month preceding the month in which such Distribution Date occurs.

Control: The meaning specified in Section 8-106 of the UCC.

Credit File: Those documents, which may be originals, copies or electronically imaged, pertaining to each Mortgage Loan, held by or on behalf of Seller in connection with the servicing of the Mortgage Loan, which may include Mortgage Loan Documents and the credit documentation relating to the origination of such Mortgage Loan, and any documents gathered during the Servicing of a Mortgage Loan.

Data Tape: Each tape accompanying an Assignment Agreement and containing the information specified in Exhibit I with respect to the related Mortgage Loans underlying the Excess MSRs that are subject to this Agreement.

Distribution Date: The sixth (6th) Business Day of each calendar month beginning in the month following the month in which the Closing Date occurs, or such other day as mutually agreed upon by Seller and Purchaser.

Electronic Data File: A computer tape or other electronic medium in form and substance reasonably satisfactory to Purchaser generated by or on behalf of Seller and delivered or transmitted on each Distribution Date to Purchaser or its designee which provides information relating to the Mortgage Loans.

Eligible Investments: Any one or more of the obligations and securities listed below which investment provides for a date of maturity not later than the Distribution Date in each month or is payable on demand:

(1) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (“Direct Obligations”);

(2) federal funds, or demand and time deposits in, certificates of deposits of, or bankers’ acceptances issued by, any depository institution or trust company (including U.S. subsidiaries of foreign depositories) incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as at the time of investment or the contractual commitment providing for such investment the commercial paper or other short term debt obligations of such depository institution or trust company (or, in the case of a depository institution or trust company which is the principal subsidiary of a holding company, the commercial paper or other short term debt or deposit obligations of such holding company or deposit institution, as the case may be) have been rated by at least one nationally recognized statistical rating organization (“NRSRO”) in its highest short-term rating category or one of its two highest long-term rating categories;

(3) repurchase agreements collateralized by Direct Obligations or securities guaranteed by Fannie Mae or Freddie Mac with any registered broker/dealer subject to Securities Investors’ Protection Corporation jurisdiction or any commercial bank insured by the Federal Deposit Insurance Corporation, if such broker/dealer or bank has an uninsured, unsecured and unguaranteed obligation rated by at least one NRSRO in its highest short-term rating category;

(4) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which have a credit rating from at least one NRSRO, at the time of investment or the contractual commitment providing for such investment NRSRO provided, however, that such securities will not be Eligible Investments if they are published as being under review with negative implications from any NRSRO;

(5) commercial paper (including both non-interest-bearing discount obligations and interest bearing obligations payable on demand or on a specified date not more than 180 days after the date of issuance thereof) rated by any NRSRO in its highest short-term rating category;

(6) certificates or receipts representing direct ownership interests in future interest or principal payments on obligations of the United States of America or its agencies or instrumentalities (which obligations are backed by the full faith and credit of the United States of America) held by a custodian in safekeeping on behalf of the holders of such receipts; and

(7) any other demand, money market, common trust fund or time deposit or obligation, or interest bearing or other security or investment, rated, if applicable, in the highest rating category by any NRSRO. Such investments in this subsection (7) may include money market mutual funds or a common trust fund, and such funds may be managed by the Bank or one of its Affiliates; provided, however, that no such instrument shall be an Eligible Investment if such instrument evidences either (i) a right to receive only interest payments with respect to the obligations underlying such instrument, or (ii) both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations.

Eligible Servicing Agreement: Unless otherwise agreed to by Purchaser, a Servicing Agreement in respect of which the following eligibility requirements have been satisfied:

(a) such Servicing Agreement is in full force and effect, and is in all respects genuine as appearing on its face or as represented in the books and records of Seller, and no event of default, early amortization event, termination event, or other event giving any party thereto

(including with notice or lapse of time or both) the right to terminate Seller as servicer thereunder for cause has occurred and is continuing; provided, however, that with respect to any Servicing Agreement and the occurrence of any event set forth in this clause (a) which is based on a breach of a collateral performance test, such Servicing Agreement shall remain an Eligible Servicing Agreement so long as no notice of termination based on such breach has been given or threatened in writing and subject to the restrictions set forth herein; and

(b) Seller has not resigned or been terminated as servicer under such Servicing Agreement and has no actual knowledge of any pending or threatened action to terminate Seller, as servicer (whether for cause or without cause).

Entitlement Holder: The meaning specified in Section 8-102(a)(7) of the UCC.

Excess MSRs: The rights of Seller, severable from each (and all) of the other rights under the applicable Servicing Agreements, to the sum, for each Mortgage Loan, of the portion of the Servicing Spread Collections attributable to such Mortgage Loan that exceeds the Base Servicing Fee for such Mortgage Loan.

Excess Servicing Fee Rate: As to any Mortgage Loan, the excess of the Gross Servicing Fee Rate for such Mortgage Loan over the Base Servicing Fee Rate for such Mortgage Loan.

Fannie Mae: The Federal National Mortgage Association or any successor thereto.

Fixed Rate Mortgage Loan: A mortgage loan the interest rate on which is fixed for the life of the loan.

Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor thereto.

GAAP: Generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

Ginnie Mae: Government National Mortgage Association, or any successor thereto.

Governmental Authority: With respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its subsidiaries or any of its properties.

Grant: To grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over or confirm.

Gross Servicing Fee Rate: As to any Mortgage Loan, the annual rate at which the servicing fee is calculated for such Mortgage Loan, determined as provided in the related Servicing Agreement.

HAMP: The U.S. Department of the Treasury’s Home Affordable Modification Program.

HAMP Loans: Mortgage Loans that have been modified or will be modified in accordance with HAMP.

Independent Directors: The non-executive officer members of Purchaser’s board of directors.

Initial Mortgage Loans: The Mortgage Loans identified on the Schedule of Mortgage Loans attached to the Assignment Agreement that is delivered on the Closing Date.

IRS: The United States Internal Revenue Service.

Lien: Any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit, arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement.

Loss or Losses: Any and all direct, actual and out-of-pocket losses (including any loss in the value of the Excess MSRs), damages, deficiencies, claims, costs or expenses, including reasonable attorneys’ fees and disbursements, excluding (i) any amounts attributable to or arising from overhead allocations, general or administrative costs and expenses, or any cost for the time of any Party’s employees, (ii) consequential losses or damages consisting of speculative lost profits, lost investment or business opportunity, damage to reputation or operating losses, or (iii) punitive or treble damages; provided, however, that the exclusions set forth in clauses (ii) or (iii) above do not apply if and to the extent any such amounts are actually incurred in payment to a third party or Governmental Authority.

Make Whole Amount: For any Calculation Period, an amount equal to the sum, for each Mortgage Loan that became a Refinanced Mortgage Loan during such Calculation Period, of the product of (x) the applicable Sold Percentage for such Refinanced Mortgage Loan, and (y) 90% of the excess, if any, of (i) the product of the Excess Servicing Fee Rate of such Refinanced Mortgage Loan and the unpaid principal balance of such Refinanced Mortgage Loan as of its Refinancing Date over (ii) the product of the Excess Servicing Fee Rate of the related New Mortgage Loan and the original principal balance of such New Mortgage Loan.

Measurement Date: With respect to any Collection Period, the first day of such Collection Period.

MERS: Mortgage Electronic Registration Systems, Inc., or any successor thereto.

MI: Insurance provided by private mortgage insurance companies to make payments on certain Mortgage Loans in the event that the related Mortgagor defaults in its obligation in respect of the Mortgage.

Mortgage: Each of those mortgages, deeds of trust, security deeds or deeds to secure debt creating a first lien on or an interest in real property securing a Mortgage Note and related to a Mortgage Loan.

Mortgage Loan: A loan originated by Seller that is secured by a mortgage, deed of trust or similar instrument on a one- to four-family residence and that is listed on a Schedule of Mortgage Loans delivered pursuant to this Agreement.

Mortgage Loan Documents: With respect to each Mortgage Loan, the documents and agreements related to such Mortgage Loan required to be held by the applicable custodian, including, without limitation, the original Mortgage Note, and any other documents or agreements evidencing and/or governing such Mortgage Loan.

Mortgage Note: With respect to any Mortgage Loan, the note or other evidence of indebtedness of the Mortgagor, thereunder, including, if applicable, an allonge and lost note affidavit.

Mortgage Servicing Rights: The rights and responsibilities of Seller with respect to servicing the Mortgage Loans under the Servicing Agreements, including any and all of the following if and to the extent provided therein: (a) all rights to service a Mortgage Loan; (b) all rights to receive servicing fees, Ancillary Income, reimbursements or indemnification for servicing the Mortgage Loan, and any payments received in respect of the foregoing and proceeds thereof; (c) the right to collect, hold and disburse escrow payments or other payments with respect to the Mortgage Loan and any amounts actually collected with respect thereto and to receive interest income on such amounts to the extent permitted by Applicable Law; (d) all accounts and other rights to payment related to any of the property described in this paragraph; (e) possession and use of any and all Credit Files pertaining to the Mortgage Loan or pertaining to the past, present or prospective servicing of the Mortgage Loan; (f) to the extent applicable, all rights and benefits relating to the direct solicitation of the related Mortgagors for refinance or modification of the Mortgage Loans and attendant right, title and interest in and to the list of such Mortgagors and data relating to their respective Mortgage Loans; and (g) all rights, powers and privileges incident to any of the foregoing.

Mortgaged Property: The Mortgagor’s real property, securing repayment of a related Mortgage Note, consisting of an interest in a single parcel of real property, improved by a one- to four-family residential dwelling.

Mortgagor: An obligor under a residential mortgage loan.

New Mortgage Loan: A Mortgage Loan that would meet the criteria for an Additional Mortgage Loan the proceeds of which were used, in whole or in part, to prepay the related Refinanced Mortgage Loan.

Non-qualifying Income: Any amount that is treated as gross income for purposes of Section 856 of the Code and which is not Qualifying Income.

Opinion of Counsel: One or more written opinions, in form and substance reasonably satisfactory to the recipient, of an attorney at law admitted to practice in any state of the United States or the District of Columbia, which attorney may be counsel for Seller or Purchaser, as the case may be.

Party or Parties: Either Seller or Purchaser, as the context may require, or both of Seller and Purchaser.

Permitted Liens: Liens in favor of the Agency required pursuant to the applicable Servicing Agreements.

Person: Any individual, partnership, corporation, limited liability company, limited liability partnership, business entity, joint stock company, trust, business trust, unincorporated organization, association, enterprise, joint venture, government, any department or agency of any government or any other entity of whatever nature.

Prime Rate: The prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

Purchase Price: $[            ].

Purchaser: As defined in the preamble hereof.

Purchaser Indemnitees: The meaning given to such term in Section 10.01(a).

Qualifying Income: Gross income that is described in Section 856(c)(2) or 856(c)(3) of the Code.

Refinanced Interest Payment: For any New Mortgage Loan, an amount equal to the applicable Sold Percentage of interest accrued at the related Excess Servicing Fee Rate on the unpaid principal balance of such New Mortgage Loan for the period from the Refinancing Date for the related Refinanced Mortgage Loan to the Assignment Date for such New Mortgage Loan.

Refinanced Mortgage Loan: A Mortgage Loan that is refinanced by Seller through its retail channel during the term of the Agreement.

Refinancing Date: The date on which a Refinanced Mortgage Loan is prepaid by the related New Mortgage Loan.

REIT Requirements: The requirements imposed on real estate investment trusts pursuant to Sections 856 through and including 860 of the Code.

Related Escrow Accounts: Mortgage Loan escrow impound accounts maintained by Seller relating to the Mortgage Servicing Rights, including accounts for buydown funds, real estate taxes and MI, flood and hazard insurance premiums.

Release Document: As defined in Section 10.01(b) hereof.

Remaining Expected Servicing Spread: As of any date of determination, the Total Servicing Spread expected to be paid over the expected remaining lives of the Mortgage Loans.

Reporting Date: As to any Distribution Date, the tenth (10th) Business Day after such Distribution Date.

Required Reserve Amount: On the Closing Date, $3,900,000. On any Distribution Date on which a Trigger Event is not in effect, an amount equal to one month’s expected Servicing Spread Collections on the Mortgage Loans, assuming no delinquencies or prepayments. On any Distribution Date on which a Trigger Event is in effect, an amount equal to two month’s expected Servicing Spread Collections (assuming no delinquencies or prepayments).

Requirement of Law: As to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Reserve Account: The account specified in the Reserve Account Control Agreement and maintained by Bank or any successor thereto, or any other third party custodian or trustee selected by Purchaser.

Reserve Account Agreement: The applicable deposit account agreement and other related account documentation governing the Reserve Account.

Reserve Account Control Agreement: The account control agreement among Seller, Purchaser and Bank, dated on or before the Closing Date, entered into with respect to the Reserve Account, as amended, restated, supplemented or otherwise modified from time to time.

Retained Servicing Spread: The rights of Seller, severable from each (and all) of the other rights under the applicable Servicing Agreement, to the sum, for each Mortgage Loan, of the product of the applicable Retained Percentage and the portion of the Total Servicing Spread attributable to such Mortgage Loan.

Retained Percentage: For each Initial Mortgage Loan and each New Mortgage Loan, Substitute Mortgage Loan and Additional Mortgage Loan that is an ARM, 50%. For each New Mortgage Loan, Substitute Mortgage Loan and Additional Mortgage Loan that is a Fixed Rate Mortgage Loan, 15%.

Sales Proceeds: The proceeds received upon a sale (approved by the Parties) of the Total Servicing Spread (except without giving effect to clause (b) of the definition thereof), in whole or in part.

Schedule of Mortgage Loans: As of any date of determination, the list or lists of Mortgage Loans for which Seller has sold the Sold Percentage of the related Excess MSRs to Purchaser pursuant to this Agreement.

Scheduled Total Servicing Spread: As to any Distribution Date, an amount equal to the Total Servicing Spread for the related Collection Period, calculated on the basis of the scheduled unpaid principal balances of the Mortgage Loans.

Seller: As defined in the preamble hereof.

Seller Indemnitees: The meaning given to such term in Section 10.02.

Servicing: The responsibilities with respect to servicing the Mortgage Loans under the Servicing Agreements.

Servicing Agreements: The servicing agreements, as amended from time to time, and any waivers, consent letters, acknowledgments and other agreements under which Seller is the servicer of the Mortgage Loans relating to the Mortgage Servicing Rights and governing the servicing of the Mortgage Loans, or with respect to Mortgage Loans owned by Seller, the credit and collection standards, policies, procedures and practices of Seller relating to residential mortgage loans owned and serviced by Seller.

Servicing Spread Collections: For each Collection Period, the funds collected on the Mortgage Loans and allocated as the servicing compensation payable to Seller as servicer of the Mortgage Loans with respect to such Collection Period pursuant to the applicable Servicing Agreements, other than Ancillary Income and, for the avoidance of doubt, other than reimbursements, if any, received by Seller for advances and other out-of- pocket expenditures.

Sold Percentage: For each Mortgage Loan, 100% minus the Retained Percentage for such Mortgage Loan.

Solvent: With respect to any Person as of any date of determination, (a) the value of the assets of such Person is greater than the total amount of liabilities (including contingent and un-liquidated liabilities) of such Person as determined in accordance with GAAP, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or un-liquidated liabilities at any time, such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Standby Trigger Event: The existence of any of the following: (i) Seller’s Tangible Net Worth is less than the sum of $40,000,000 plus the required net worth determined in accordance with HUD’s regulations; (ii) the percentage of the loans serviced for Ginnie Mae that are more than 90 days delinquent, determined as provided in the Ginnie Mae guide, exceeds 4.25% as of any date such delinquency percentage is reported to Ginnie Mae in accordance with that guide; (iii) the existence of a default, an event of default or an event which with the giving of notice or the passage of time or both, will become a default or an event of default under any warehouse agreement of Seller; or (iv) Seller’s cash and cash equivalents are less $50,000,000.

Substitute Mortgage Loan: A mortgage loan originated by Seller that would satisfy the criteria for Additional Mortgage Loans set forth in Section 3.03 hereof.

Tangible Net Worth: The net worth of Seller determined in accordance with GAAP, minus all intangibles determined in accordance with GAAP (including goodwill, capitalized financing costs and capitalized administration costs but excluding originated and purchased mortgage servicing rights or retained residual securities) and any and all advances to, investments in and receivables held from affiliates; provided, however, that the non-cash effect (gain or loss) of any mark-to-market adjustments made directly to stockholders’ equity for fluctuation of the value of financial instruments as mandated under the Statement of Financial Accounting Standards No. 133 (or any successor statement) shall be excluded from the calculation of Tangible Net Worth.

Third Party Claim: The meaning given to such term in Section 10.01.

Total Servicing Spread: For each Collection Period, the sum of the following: (a) the Servicing Spread Collections received during such Collection Period and remaining after payment of the Base Servicing Fee, (b) all Sales Proceeds received during such Collection Period; and (c) all other amounts payable by the Agency to Seller (or Purchaser under the Acknowledgement Agreement) with respect to the Mortgage Servicing Rights for Mortgage Loans, including any termination fees paid by the Agency to Seller for terminating Seller as the servicer of any of the Mortgage Loans, but for the avoidance of doubt, excluding all Ancillary Income and reimbursements, if any, received by Seller for advances and other out-of-pocket expenditures.

Transaction Documents: The Acknowledgement Agreement, the Reserve Account Agreement, the Reserve Account Control Agreement and each Assignment Agreement.

Trigger Event: As of any date of determination: (i) the existence of a default, an event of default or an event which, with the giving of notice or the passage of time or both, will become a default or an event of default, under any of Seller’s warehouse agreements; or (ii) Seller is in default under, or in breach of any material covenant or obligation in, this Agreement or any other agreement then in effect to which Seller and Purchaser are parties.

UCC: The Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.

Section 1.02 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b) Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(c) References herein to “Articles,” “Sections,” “Subsections,” “Paragraphs,” and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d) A reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e) The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(f) The term “include” or “including” shall mean without limitation by reason of enumeration.

ARTICLE II

PURCHASE AND SALE

Section 2.01 Sale of Excess MSRs.

Subject to, and upon the terms and conditions of this Agreement, Seller agrees to sell, transfer and assign to Purchaser, and Purchaser agrees to acquire from Seller, all of Seller’s right, title and interest in and to the applicable Sold Percentages of the Excess MSRs with respect to (i) the Initial Mortgage Loans, (ii) the New Mortgage Loans and (iii) the Additional Mortgage Loans, if any, and all proceeds thereof.

Section 2.02 Grant of Security Interest.

In order to secure Seller’s obligations (i) to deliver the applicable Sold Percentages of the Total Servicing Spread, which arises from the Excess MSRs described in Section 2.01, the payments in respect thereof, any payments in respect of Make Whole Amounts and the Refinanced Interest Payments and (ii) to perform its obligations hereunder, Seller hereby Grants to Purchaser a valid and continuing first priority and perfected Lien on and security interest in all of Seller’s right, title and interest in, to and under (x) the Excess MSRs (including both the applicable Sold Percentages and the related Retained Percentages thereof) on the Initial Mortgage Loans, the New Mortgage Loans and any Additional Mortgage Loans, (y) the Reserve Account, together with all amounts on deposit therein from time to time and (z) all cash and non-cash proceeds thereof, in each case, whether now owned or existing, or hereafter acquired and arising (the “Collateral”).

Section 2.03 Closing Date Transactions.

On the Closing Date, subject to the satisfaction of the terms and conditions herein:

(a) Seller shall execute and deliver an Assignment Agreement with respect to the Sold Percentages of the Excess MSRs on the Initial Mortgage Loans;

(b) Seller shall deposit the Required Reserve Amount into the Reserve Account; and

(c) Purchaser shall remit to Seller the Purchase Price by wire transfer of immediately available funds to the account designated by Seller.

ARTICLE III

RECAPTURE PROVISIONS

Section 3.01 Refinancing and Substitution of Mortgage Loans.

(a) If Seller, through its retail channel, refinances any Mortgage Loan during the term of this Agreement, Seller hereby sells, assigns, transfers and conveys (a “Transfer”) to Purchaser, the applicable Sold Percentage of the Excess MSR with respect to the related New Mortgage Loan, such Transfer to be effective on the Assignment Date for such New Mortgage Loan; provided, however that Seller may Transfer the applicable Sold Percentage of the Excess MSR with respect to a Substitute Mortgage Loan in lieu of a New Mortgage Loan so long as the aggregate unpaid principal balance of all Substitute Mortgage Loans, as of their respective Assignment Dates, Transferred over the term of this Agreement does not exceed 3% of the aggregate unpaid principal balance of the Initial Mortgage Loans as of the Closing Date. Once a Substitute Mortgage Loan is so Transferred, it shall be deemed to be a New Mortgage Loan thereafter.

(b) On the Assignment Date for any New Mortgage Loan, Seller shall (i) execute and deliver an Assignment Agreement with a Schedule of Mortgage Loans attached and (ii) deliver the related Data Tape to Purchaser. In addition on that Assignment Date, Seller shall remit to Purchaser the related Refinanced Interest Payment by wire transfer of immediately available funds to the account designated by Purchaser.

Section 3.02 Requirement to Designate Additional Mortgage Loans.

(a) Within 5 days after the end of each Calculation Period, Seller shall calculate the Make Whole Amount, if any, with respect to such Calculation Period and shall furnish the same to Purchaser along with commercially reasonable documentation supporting such calculation. Purchaser shall have 5 days to notify Seller that Purchaser accepts or objects to such calculation. If Purchaser objects to such calculation, it shall furnish Seller with commercially reasonable supporting documentation of its objection, and the Parties shall cooperate in good faith to resolve the objection. If the Parties cannot resolve the disagreement, they shall proceed in accordance with subsection (d) below. If Purchaser accepts the calculation, or the disagreement is otherwise resolved as provided in this Section, Seller shall designate Additional Mortgage Loans as provided in Section 3.02(b) below such that the Make Whole Amount (calculated as though such Additional Mortgage Loans were New Mortgage Loans) is not more than zero.

(b) Seller shall designate eligible Mortgage Loans as Additional Mortgage Loans in an amount calculated in accordance with Section 3.02(a) by the 15th day of the month after the month in which the applicable Calculation Period ended by preparing and delivering to Purchaser an Assignment Agreement with a Schedule of Mortgage Loans attached. Each Assignment Agreement shall also be accompanied by a Data Tape with respect to the Mortgage Loans on the related Mortgage Loan Schedule. Upon delivery of such Assignment Agreement, Seller will have sold, assigned, transferred and otherwise conveyed the applicable Sold Percentage of the Excess MSR on each such Additional Mortgage Loan as of the related Assignment Date. The Additional Mortgage Loans shall satisfy the requirements of Section 3.03 below and shall have Excess Servicing Fee Rates such that the Make Whole Amount (calculated as though such Additional Mortgage Loans were New Mortgage Loans) is not more than zero.

(c) In lieu of designating Additional Mortgage Loans to eliminate the Make Whole Amount, Seller may pay Purchaser an amount in cash equal to the fair market value of the Make Whole Amount. Within 5 days after the end of each Calculation Period for which Seller desires to make a cash payment in lieu of designating Additional Loans, Seller shall submit its calculation of the fair market value of the Make Whole Amount, which shall take into account the delay between the first day of the month and the date on which the cash payment is to be made, along with commercially reasonable supporting documentation to Purchaser. Purchaser shall have 5 days to notify Seller that Purchaser accepts or objects to such calculation. If Purchaser accepts such calculation, Seller shall pay the agreed upon amount within one Business Day after receipt of Purchaser’s acceptance of the fair market value calculation. If Purchaser objects to such calculation, it shall furnish Seller with commercially reasonable supporting documentation of its objection, and the Parties shall cooperate in good faith to resolve the objection. If the Parties cannot resolve the disagreement, they shall proceed in accordance with subsection (d) below.

(d) If the Parties cannot resolve a disagreement under this Section 3.02, they shall pick an Approved Valuation Firm to calculate the amount in dispute, and the decision of such Approved Valuation Firm shall be final and binding on the Parties. Each Party agrees to cooperate in good faith with the requests for information by such Approved Valuation Firm, and each Party shall pay 50% of the fees and expenses of such firm. Within 2 Business Days after the decision of the Approved Valuation Firm, Seller shall designate Additional Mortgage Loans or pay the cash fair market value, as applicable so that the Make Whole Amount is not more than zero.

Section 3.03 Criteria for Additional Mortgage Loans.

As of the applicable Assignment Date, unless otherwise agreed upon by Seller and Purchaser, the Additional Mortgage Loans shall satisfy the following criteria:

(1) Each Additional Mortgage Loan is included in a mortgage backed security guaranteed by Ginnie Mae;

(2) The weighted average of the mortgage rates on the Additional Mortgage Loans is within 0.125 basis points per annum of the weighted average of the mortgage rates on the New Mortgage Loans originated during the applicable Calculation Period;

(3) The weighted average remaining term to maturity of the Additional Mortgage Loans is not less than the weighted average remaining term to maturity of the New Mortgage Loans originated during the applicable Calculation Period;

(4) The weighted average seasoning of the Additional Mortgage Loans is less than or equal to that of the New Mortgage Loans originated during the applicable Calculation Period;

(5) The average unpaid principal balance of the Additional Mortgage Loans is not less than the average unpaid principal balance of the New Mortgage Loans that were originated during the applicable Calculation Period;

(6) The remaining material credit characteristics of the Additional Mortgage Loan (other than as specified in clauses (1), (2), (3), (4) and (5) above) are substantially similar to the credit characteristics of the New Mortgage Loans originated during the applicable Calculation Period;

(7) Each Additional Mortgage Loan is current as of the applicable Assignment Date; and

(8) Each Additional Mortgage Loan is not subject to any foreclosure or similar proceeding, is not in, and has not gone through, the process of modification, workout or any other loss mitigation process and is not involved in litigation.

Section 3.04 Assignment of Excess MSRs.

Subject to the satisfaction of the terms and conditions in this Agreement, on each Assignment Date, Seller shall execute and deliver an Assignment Agreement (with a Schedule of Mortgage Loans attached and accompanied by a Data Tape with respect to the Mortgage Loans listed on such schedule) for the applicable Sold Percentages of the Excess MSRs to be assigned on such Assignment Date with respect to (i) the New Mortgage Loans originated during the applicable Calculation Period (or any Substitute Mortgage Loans Transferred in lieu thereof) and (ii) any Additional Mortgage Loans designated as provided in Section 3.02 to satisfy the Make Whole Amount for the applicable Calculation Period.

ARTICLE IV

PAYMENTS AND DISTRIBUTIONS

Section 4.01 Distributions.

(a) On each Distribution Date, Seller shall remit by wire transfer of immediately available funds to the account designated in writing by Purchaser the sum, for each Mortgage Loan, of the applicable Sold Percentage of the Scheduled Total Servicing Spread attributable to such Mortgage Loan for the prior Collection Period. Notwithstanding the foregoing, on the first Distribution Date, Seller shall remit an amount equal to the amount calculated pursuant to the preceding sentence and (ii) the percentage equivalent of a fraction, the numerator of which is the number of days from and including the Closing Date to and including the last day of the month in which the Closing Date occurs, and the denominator of which is 30. Within ten (10) Business Days after each Distribution Date, Seller shall (x) reconcile the Scheduled Total Servicing Spread for the applicable Collection Period and the actual Total Servicing Spread for such Collection Period, (y) deliver to Purchaser commercially reasonable documentation of such reconciliation and (z) remit by wire transfer of immediately available funds to the above account the amount of any shortfall in the amount to which Purchaser is entitled. If Purchaser was over paid on the Distribution Date, it shall promptly remit the over payment to Seller by wire transfer of immediately available funds.

(b) With respect to any distribution received by Purchaser after the Business Day on which such payment was due, Seller shall pay Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by Applicable Law. Such interest shall be paid on the date such late payment is made and shall cover the period commencing with the Business Day on which such payment was due and ending on the Business Day immediately preceding the Business Day on which such payment was made, both inclusive. The payment by Seller of any such interest shall not be deemed an extension of time for payment or a waiver of any breach of Seller’s obligations hereunder.

(c) The Reserve Account will be established with the Bank pursuant to the Reserve Account Control Agreement with respect to which Purchaser is an Entitlement Holder with Control. The Reserve Account shall be a blocked account for which Purchaser shall have the sole right to make withdrawals. Seller agrees to take all actions reasonably necessary, including the filing of appropriate financing statements, to protect Purchaser’s interest in the Reserve Account.

(d) On each Distribution Date, Seller shall deposit in the Reserve Account an amount equal to the excess, if any, of the Required Reserve Amount for such Distribution Date over the amount on deposit in the Reserve Account. Seller shall immediately notify Purchaser in writing if a Trigger Event is in effect and when the Trigger Event is no longer in effect.

Section 4.02 Withdrawals from the Reserve Account.

On any Business Day, Purchaser may direct the Bank to apply funds in the Reserve Account, if any, to the payment of indemnity payments payable to a Purchaser Indemnitee pursuant to Section 11.01. In addition, if on any Distribution Date, Purchaser does not receive the Sold Percentage of the Total Servicing Spread as provided in Section 4.01, Purchaser may direct the Bank to remit to Purchaser the amount of the shortfall to the extent of funds then on deposit in the Reserve Account. If on any Distribution Date the amount on deposit in the Reserve Account exceeds the Required Reserve Amount for such date (after any other withdrawals therefrom on such date), Purchaser shall direct the Bank to disburse such excess to Seller. Upon termination of this Agreement, after all amounts due to Purchaser shall have been paid, Purchaser shall direct the Bank to distribute any amounts remaining in the Reserve Account to or upon the order of Seller.

Section 4.03 Investment of Funds in the Reserve Account.

Seller may direct the Bank to invest amounts on deposit in the Reserve Account in Eligible Investments that mature not later than the Business Day next preceding the first Distribution Date occurring after the date of the investment except that if the investment is an obligation of the Bank it may mature on the Distribution Date. Any Eligible Investment shall not be sold or disposed of before its maturity. Any gain or loss on such investments shall be taxed to Seller.

Section 4.04 Payment to Seller of Base Servicing Fee.

Seller shall be entitled to payment of the Base Servicing Fee only to the extent payments from Mortgagors are available therefor. Under no circumstances shall Purchaser be liable to Seller for payment of the Base Servicing Fee. The servicing fees and expenses of any sub-servicer shall be paid by Seller and in no event will the amount of Servicing Spread Collections or termination payments otherwise allocable to the Excess MSRs be reduced due to the payment of sub-servicing fees and expenses.

Section 4.05 Intent and Characterization.

(a) Seller and Purchaser intend that the sale of the applicable Sold Percentages of the Excess MSRs pursuant to this Agreement constitutes a valid sale of such percentages of the Excess MSRs from Seller to Purchaser, conveying good title thereto free and clear of any Lien other than Permitted Liens, and that the beneficial interest in and title to the applicable Sold Percentages of the Excess MSRs not be part of Seller’s estate in the event of the bankruptcy of Seller. Seller and Purchaser intend and agree to treat the transfer and assignment of the applicable Sold Percentages of the Excess MSRs as an absolute sale for tax purposes, and as an absolute and complete conveyance of title for property law purposes. In the case of the applicable Sold Percentage of the Excess MSR with respect to a New Mortgage Loan, Seller and Purchaser intend that, solely for income tax purposes, the sale and assignment shall occur as of the Refinancing Date of the related Refinanced Mortgage Loan. Seller and Purchaser intend that, for income tax purposes, the replacement of the applicable Sold Percentage of the Excess MSR with respect to a Refinanced Mortgage Loan with the applicable Sold Percentage of the Excess MSR with respect to the related New Mortgage Loan and any related Additional Mortgage Loans pursuant to Article III shall be treated as a sale of the applicable Sold Percentage of the Excess MSR with respect to the Refinanced Mortgage Loan in exchange for the applicable Sold Percentage of the Excess MSR with respect to the related New Mortgage Loan and any related

Additional Mortgage Loans (or payment in cash of the Make Whole Amount in lieu thereof pursuant to Section 3.02(c). Except for financial accounting purposes, neither party intends the transactions contemplated hereby to be characterized as a loan from Purchaser to Seller.

(b) The Parties hereto shall treat the Excess MSRs for income tax purposes as a series of “stripped coupons” within the meaning of Section 1286 of the Code. Seller shall not, without Purchaser’s prior written consent, make an election under Revenue Procedure 91-50 for any taxable year that would result in the Revenue Procedure 91-50 safe harbor applying to any Mortgage Servicing Right with respect to which an Excess MSR is transferred to Purchaser pursuant to this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement, Seller represents and warrants to Purchaser as of the Agreement Date, the Closing Date and each Assignment Date (or as of the date specified below, as applicable):

Section 5.01 Due Organization and Good Standing.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Seller is qualified to transact business in each jurisdiction in which such qualification is necessary to service the Mortgage Loans. Seller has, in full force and effect (without notice of possible suspension, revocation or impairment), all required permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Mortgage Loans or the Mortgage Servicing Rights require it to be licensed, registered or approved in order to service the Mortgage Loans and own the Mortgage Servicing Rights.

Section 5.02 Authority and Capacity.

Seller has all requisite corporate power, authority and capacity, subject to the approvals required pursuant to Section 5.03, to enter into this Agreement and each other Transaction Document to which it is a party and to perform the obligations required of it hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have each been duly and validly authorized by all necessary corporate action. This Agreement and each other Transaction Document to which it is a party has been duly executed and delivered by Seller. This Agreement constitutes, and each other applicable Transaction Document to which Seller is a party constitutes or will constitute, a valid and legally binding agreement of Seller enforceable in accordance with its terms, and no offset, counterclaim or defense exists to the full performance by Seller of this Agreement or such other Transaction Document, except as the same may be limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally and by general equity principles.

Section 5.03 Agency Consents.

Seller will have obtained the Acknowledgement Agreement and all necessary approvals, agreements and consents, if any, of the Agency with respect to this Agreement and the Transaction Documents on or prior to the Closing Date.

Section 5.04 Title to the Mortgage Servicing Rights.

As of the Closing Date and each applicable Assignment Date, Seller will be the lawful owner of the Mortgage Servicing Rights, will be responsible for the maintenance of the Related Escrow Accounts, and will have the sole right and authority to Transfer the Sold Percentage of the applicable Excess MSRs as contemplated hereby. Each transfer, assignment and delivery of the Sold Percentage of the Excess MSRs shall be free and clear of any and all claims, charges, defenses, offsets, Liens and encumbrances of any kind or nature whatsoever other than Permitted Liens.

Section 5.05 Effective Agreements.

The execution, delivery and performance of this Agreement and each other Transaction Document that has been executed by Seller, the compliance with the terms hereof and thereof and the consummation of the transactions contemplated hereby and thereby did not, and will not, violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its corporate charter, any material instrument or material agreement to which it is a party or by which it is bound or which affects the Mortgage Servicing Rights or the Excess MSRs, or any state or federal law, rule or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it or to the Mortgage Servicing Rights or the Excess MSRs.

Section 5.06 No Accrued Liabilities.

There are no accrued liabilities of Seller with respect to the Mortgage Loans or the Mortgage Servicing Rights or circumstances under which such accrued liabilities will arise against Purchaser as purchaser of the applicable Sold Percentages of the Excess MSRs.

Section 5.07 Seller/Servicer Standing.

Seller is approved by the Agency as an issuer in good standing with the requisite financial criteria and adequate resources to complete the transactions contemplated hereby on the conditions stated herein. No event has occurred, including but not limited to a change in insurance coverage, which would make Seller unable to comply with the Agency eligibility requirements or which would require notification to the Agency.

Section 5.08 MERS Membership.

Seller is a member in good standing under the MERS system.

Section 5.09 Agency Set-off Rights.

Seller has no actual notice, including any notice received from the Agency, or any reason to believe, that, other than in the normal course of Seller’s business, any circumstances exist that would result in Seller being liable to the Agency for any amount by reason of: (i) any breach of servicing obligations or breach of mortgage selling warranty to the Agency under the Servicing Agreements relating to Seller’s entire servicing portfolio for the Agency (including any unmet mortgage repurchase obligation that is not in dispute), (ii) any unperformed obligation with respect to mortgage loans that Seller is servicing for the Agency, (iii) any loss or damage to the Agency by reason of any inability to transfer to a purchaser of the servicing rights Seller’s selling and servicing representations, warranties and obligations, or (iv) any other unmet obligations to the Agency under a servicing contract relating to Seller’s entire servicing portfolio with the Agency.

Section 5.10 Solvency.

Seller is Solvent and the sale of the applicable Sold Percentages of the Excess MSRs will not cause Seller to become insolvent. The sale of the applicable Sold Percentages of the Excess MSRs is not undertaken to hinder, delay or defraud any of the creditors of Seller. The consideration received by Seller upon the sale of the applicable Sold Percentages of the Excess MSRs constitutes fair consideration and reasonably equivalent value therefor.

Section 5.11 Obligations with Respect to Origination.

Purchaser shall not be liable for any obligation with respect to the origination of each Mortgage Loan and, if applicable, for any obligation with respect to the sale of such Mortgage Loan.

Section 5.12 No Actions.

There are no pending or, to the best of Seller’s knowledge, threatened, actions, suits or proceedings which will likely materially and adversely affect the consummation of the transactions contemplated by any Transaction Document.

Section 5.13 No Purchaser Responsibility.

Purchaser shall have no responsibility, liability or other obligation whatsoever under any Servicing Agreement or with respect to any Mortgage Loan, or to make any advance thereunder, or to pay any servicing fees. Purchaser shall have no right to control the manner in which Seller satisfies its obligations under the Servicing Agreements. Seller is and shall be responsible for the acts or omissions of its sub-servicer and, where applicable, for all costs of originating any Mortgage Loan. Notwithstanding the foregoing, Purchaser is obligated as provided in the Acknowledgement Agreement.

Section 5.14 Representations Concerning the Excess MSRs.

(a) Seller has not assigned, pledged, conveyed, or encumbered the Collateral, including without limitation, the Excess MSRs to any other Person (other than Permitted Liens) and immediately prior to the sale of the applicable Sold Percentages of the Excess MSRs on the Closing Date or the applicable Assignment Date, Seller was the sole owner thereof and had good and marketable title thereto (subject to the rights of the Agency under the Servicing Agreements and the Acknowledgement Agreement), free and clear of all Liens (other than Permitted Liens), and no Person, other than Purchaser, has any Lien (other than Permitted Liens) on the Collateral, including without limitation, the Excess MSRs. No security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral, including without limitation, the Excess MSRs, which has been signed by Seller or which Seller has authorized any other Person to sign or file or record, is on file or of record with any public office, except such as may have been terminated or filed by or on behalf of Purchaser.

(b) The sale and grant of a security interest by Seller to Purchaser of and on the Excess MSRs does not and will not violate any Requirement of Law, the effect of which violation is to render void or voidable such assignment.

(c) As contemplated under Section 2.02, upon the filing of financing statements on Form UCC-1 naming Purchaser as “Secured Party” and Seller as “Debtor”, and describing the Collateral, in the jurisdictions and recording offices listed on Exhibit H attached hereto, the sale and security interests granted hereunder in the Collateral, including without limitation, the Excess MSRs, will constitute perfected first priority security interests under the UCC in all right, title and interest of Seller in, to and under the Collateral, including without limitation, the Excess MSRs.

(d) Purchaser has and will continue to have the full right, power and authority to pledge the applicable Sold Percentages of the Excess MSRs, and the applicable Sold Percentages of the Excess MSRs may be further assigned without any requirement, in each case, subject only to the Agency’s consent.

(e) Each Servicing Agreement constitutes an Eligible Servicing Agreement.

Section 5.15 Accuracy of Servicing Information.

The information in each Data Tape and Electronic Data File is true and correct in all material respects as of the date specified therein.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement, Purchaser represents and warrants to Seller as of the Agreement Date and the Closing Date (or as of the date specified below, as applicable):

Section 6.01 Due Organization and Good Standing.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Purchaser is qualified to transact business in each jurisdiction in which such qualification is necessary for the conduct of its business.

Section 6.02 Authority and Capacity.

Purchaser has all requisite corporate power, authority and capacity to enter into this Agreement and each other Transaction Document to which it is a party and to perform the obligations required of it hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have each been duly and validly authorized by all necessary corporate action. This Agreement constitutes, and each other applicable Transaction Document to which Purchaser is a party constitutes or will constitute, a valid and legally binding agreement of Purchaser enforceable in accordance with its terms, and no offset, counterclaim or defense exists to the full performance by Purchaser of this Agreement or such other Transaction Document, except as the same may be limited by bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors’ rights generally and by general equity principles.

Section 6.03 Effective Agreements.

The execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party by Purchaser, its compliance with the terms hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its corporate charter or by-laws, any instrument or agreement to which it is a party or by which it is bound, or any state or federal law, rule or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it, in each case which violation, conflict, breach or requirement would reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement and any other Transaction Document to which it is a party.

Section 6.04 Sophisticated Investor.

Purchaser is a sophisticated investor and its decision to acquire the Sold Percentage of the Excess MSRs is based upon Purchaser’s own independent experience, knowledge, due diligence and evaluation of this transaction. Purchaser has relied solely on such experience, knowledge, due diligence and evaluation and has not relied on any oral or written information provided by Seller other than the representations and warranties made by Seller herein.

Section 6.05 No Actions.

There are no pending or, to the best of Purchaser’s knowledge, threatened actions, suits or proceedings against Purchaser that will likely materially and adversely affect the consummation of the transactions contemplated hereby.

ARTICLE VII

SELLER COVENANTS

Section 7.01 Servicing Obligations.

(a) Seller shall pay, perform and discharge all liabilities and obligations relating to the Servicing, including all liabilities and obligations under the Mortgage Loan Documents, Applicable Law, the Servicing Agreements and the agreement with any sub-servicer, and shall pay, perform and discharge all the rights, obligations and duties with respect to the Related Escrow Accounts as required by the Agency, the Servicing Agreements, the Mortgage Loan Documents and Applicable Law.

(b) Under no circumstances shall Purchaser be responsible for the Servicing acts and omissions of Seller or any other servicer or any originator of the Mortgage Loans, or for any servicing related obligations or liabilities of any servicer in the Servicing Agreements or of any Person under the Mortgage Loan Documents, or for any other obligations or liabilities of Seller. Notwithstanding the foregoing, Purchaser is obligated as provided in the Acknowledgement Agreement

(c) Upon termination of any Servicing Agreement, Seller shall remain liable to Purchaser and the Agency for all liabilities and obligations incurred by the servicer or its designee while Seller or its designee was acting as the servicer thereunder.

(d) Seller shall conduct quality control reviews of its servicing operations in accordance with Applicable Law, Accepted Servicing Practices and the requirements of the Agency.

Section 7.02 Cooperation; Further Assurances.

Seller shall cooperate with and assist Purchaser, as reasonably requested, in carrying out the purposes of this Agreement. Seller will cooperate and assist Purchaser, as reasonably requested in obtaining consents from the Agency as may be required or advisable to assign, transfer, deliver, hypothecate, pledge, subdivide, finance or otherwise deal with the Excess MSRs. If Seller is terminated under any Servicing Agreement, (i) subject to the rights of the Agency, Purchaser shall have the right to appoint or approve a successor and (ii) Seller shall cooperate fully and at its own expense in transferring such Servicing to such successor.

Section 7.03 Financing Statements.

Seller hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as Purchaser may determine, in its sole discretion, are necessary or advisable to perfect the sale of the applicable Sold Percentages of the Excess MSRs and the security interests granted to Purchaser in the Collateral. Seller agrees to execute financing statements in form reasonably acceptable to Purchaser and Seller at the request of Purchaser in order to reflect Purchaser’s interest in the Collateral.

Section 7.04 Supplemental Information.

From time to time after the Closing Date, Seller promptly shall furnish Purchaser such incidental information, which is reasonably available to Seller, supplemental to the information contained in the documents and schedules delivered pursuant to this Agreement, as may reasonably be requested to monitor performance of the Mortgage Loans and the payment of the Excess MSRs.

Section 7.05 Access to Information.

(a) From time to time, at such times as are reasonably convenient to Seller, Purchaser or its designees may conduct audits or visit and inspect (a) any of the Mortgage Loans or places where the Credit Files are located, to examine the Credit Files, warehouse agreements, internal controls and procedures maintained by Seller and its agents, and take copies and extracts therefrom, and to discuss Seller’s affairs with its officers, employees and, upon notice to Seller, independent accountants and (b) Seller’s servicing facilities and those of its sub-servicer, for the purpose of satisfying the Purchaser that Seller, has the ability to service the Mortgage Loans related to Mortgage Servicing Rights in accordance with the standards set forth in the applicable Servicing Agreement. Any audit provided for herein will be conducted in accordance with Seller’s rules respecting safety and security on its premises, in accordance with applicable privacy and confidentiality laws and without materially disrupting operations. Seller hereby authorizes such officers, employees, designees and independent accountants to discuss with Purchaser the affairs of Seller.

(b) Seller shall arrange for Purchaser to have access to the investor website of Seller’s sub-servicer so that Purchaser may monitor the servicing of the Mortgage Loans. In addition, Seller shall furnish to Purchaser copies of all performance reporting received from Ginnie Mae promptly following Seller’s receipt thereof. If any such reporting indicates any issues, Seller agrees to keep Purchaser informed of the response or action being taken to resolve the same, as when the same are made or taken.

(c) Seller and Purchaser are aware of their obligations under Gramm-Leach-Bliley Act and the regulations promulgated thereunder and each has in place policies intended to protect the private information of consumers. Any access to consumer information under this Agreement will be undertaken in a manner that complies with such law and regulations.

Section 7.06 Home Affordable Modification Program.

Seller shall continue to service any HAMP Loan in accordance with the terms and requirements of HAMP and will ensure the timely compliance and filing of any appropriate HAMP documentation with the applicable regulator.

Section 7.07 Distribution Date Data Tapes and Reports.

Seller shall deliver the following to Purchaser on each Reporting Date:

(a) An Electronic Data File in form and substance acceptable to Purchaser containing, for each Mortgage Loan, principal, interest and Servicing Spread Collections, and delinquency status (i.e. 30, 60, 90, FCL, REO) as of the last day of the prior Collection Period;

(b) A summary activity report with respect to the Mortgage Loans, with an identifier for each Initial Pool Mortgage Loan, New Mortgage Loan (including an identifier of any Substitute Mortgage Loan that became a New Mortgage Loan as described herein) and Additional Mortgage Loan, with respect to the prior Collection Period containing:

(i) aggregate principal balance as of the first and last date of the Collection Period,

(ii) aggregate scheduled principal collected,

(iii) aggregate interest collected,

(iv) aggregate liquidation principal,

(v) aggregate unscheduled principal,

(vi) short sales,

(vii) aggregate balance of loans refinanced by Seller and by third parties,

(viii) aggregate amount of uncollected principal and interest payments,

(ix) recoveries in respect of Base Servicing Fees and Excess MSRs on delinquent or defaulted loans,

(x) for each New Mortgage Loan, an identifier of the related Refinanced Mortgage Loan, and

(xi) (1) for each Mortgage Loan, the principal balance, the applicable servicing spread, the final maturity date, the mortgage interest rate, the loan-to-value ratio and the FICO score, and (2) for each Mortgage Loan that was refinanced by a lender other than Seller or an affiliate thereof, to the extent such information is known to Seller in the ordinary course of business and the collection and delivery of such information does not impose any additional and undue burden on Seller, the name of such lender and the mortgage interest rate of the newly originated residential mortgage loan.

(c) A delinquency report (using MBA delinquency methodology) with respect to the Mortgage Loans containing:

(i) The aggregate outstanding principal balance of the Mortgage Loans and percentages of the aggregate outstanding principal balance of the Mortgage Loans in each of the following categories as of the last day of the prior Collection Period:

(1) Current Mortgage Loans,

(2) 30-59 days delinquent,

(3) 60-89 days delinquent,

(4) 90 days or more delinquent,

(5) Mortgage Loans in Foreclosure (current and delinquent),

(6) Mortgage Loans with respect to which the related Mortgaged Properties have become real estate owned properties, and

(7) Mortgage Loans in which the Mortgagor is in bankruptcy (current and delinquent);

(ii) For each of the above categories, a roll report showing the migration of Mortgage Loans in such category from the last day of the second prior Collection Period.

(d) A disbursement report containing:

(i) The Servicing Spread Collections for the prior Collection Period,

(ii) The Base Servicing Fee paid to Seller,

(iii) The amount of the Excess MSRs paid to Purchaser and Seller, and

(iv) The amount of funds, if any, transferred to the Reserve Account.

(e) Such other or additional reports and information as Purchaser may reasonably request.

Section 7.08 Financial Statements and Officer’s Certificates.

(a) If Seller’s financial statements are not filed with the U.S. Securities and Exchange Commission and are not publicly available, Seller shall deliver to Purchaser copies of Seller’s most recent unaudited quarterly financial statements within 45 days of the end of each of Seller’s fiscal quarters and its most recent audited annual financial statements within 90 days of the end of each of Seller’s fiscal years.

(b) On each Distribution Date Seller shall deliver to Purchaser a certificate from a duly authorized officer of Seller certifying that no Trigger Event or Standby Trigger Event has occurred

Section 7.09 Make Whole Calculation.

Each calculation of a Make Whole Amount shall include the following information for the applicable Calculation Period:

(i) the weighted average Excess Servicing Fee Rate of the Mortgage Loans that became Refinanced Mortgage Loans during such Calculation Period,

(ii) the aggregate unpaid principal balance of such Refinanced Mortgage Loans as of their respective Refinancing Dates,

(iii) the weighted average Excess Servicing Fee Rate of the related New Mortgage Loans,

(iv) the aggregate original principal balance of the related New Mortgage Loans,

(v) the aggregate principal balance of any Additional Mortgage Loans,

(vi) the weighted average Excess Servicing Fee Rate of such Additional Mortgage Loans,

(vii) the cash payment to be made by Seller in lieu of adding Additional Mortgage Loans and the fair market value calculation used to determine such amount, and

(viii) a Data Tape of the Refinanced Mortgage Loans, the related New Mortgage Loans and the proposed Additional Mortgage Loans.

Section 7.10 Timely Payment of Agency Obligations.

Seller shall pay all of its obligations to the Agency in a timely manner so as to avoid exercise of any right of set-off by the Agency against Seller.

Section 7.11 Servicing Agreements.

Seller shall service the Mortgage Loans in accordance with Accepted Servicing Practices and shall perform its obligations in all material respects in accordance with the Servicing Agreements and Applicable Law. In particular, without limitation, Seller shall comply with any advancing obligation under the Servicing Agreements. Without the express written consent of Purchaser (which consent may be withheld in its absolute discretion), Seller shall not (a) cancel, terminate or amend any Mortgage Servicing Rights, (b) expressly provide any required consent to any termination, amendment or modification of any Servicing Agreements either verbally or in writing, (c) expressly provide any required consent to any termination, amendment or modification of any other servicing agreements or enter into any other agreement or arrangement with the Agency that may be reasonably material to Purchaser either verbally or in writing, (d) expressly or verbally waive any material default under or breach of any Servicing Agreement by the Agency that may be material to Purchaser (in Purchaser’s reasonable determination) or (e)

take any other action in connection with any such Servicing Agreement that would impair in any material respect the value of the interests or rights of Purchaser hereunder. Seller shall conduct its business and perform its obligations under the Servicing Agreements in a manner such that the Agency will not have cause to terminate any Servicing Agreement. Notwithstanding the foregoing, in no event will the prohibitions contained in this Section 7.11 apply to any amendments or modifications of the Servicing Agreements that are either (i) required by the Agency or (ii) applicable to mortgage loans owned by Seller which do not affect the Excess MSRs and are not reasonably material to the Purchaser.

Section 7.12 Transfer of Mortgage Servicing Rights.

Seller shall not assign, transfer, sell or otherwise encumber any of its (x) Mortgage Servicing Rights related to the Excess MSRs, or (y) the applicable Retained Percentages of the Excess MSRs without the prior written consent of Purchaser which may be granted or withheld in Purchaser’s absolute discretion; provided, however, that Purchaser’s consent is not required if the transfer of the Mortgage Servicing Rights is directed by the Agency.

Section 7.13 Consents to Transaction Documents.

Seller shall not terminate, amend, restate, modify or waive any conditions or provisions of any Transaction Document without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 7.14 Notification of Certain Events.

Seller shall promptly notify Purchaser of any event which, with the passage of time, the giving of notice or both could reasonably be expected to result in a Trigger Event or termination of any Servicing Agreement. Seller shall provide Purchaser with copies of (i) any notices from or to a warehouse lender of a default or potential default under any such warehouse agreement, (ii) any notices from the Agency of any breach, potential breach, default or potential default by Seller under any Servicing Agreement between Seller and the Agency, and (iii) any notices from the Agency of any termination, potential termination or threatened termination of any Servicing Agreement. Seller shall promptly forward copies of any material notices received from the Agency or from any Governmental Authority with respect to the Mortgage Loans. Seller shall provide Purchaser with copies of all amendments to the its warehouse agreements, Transaction Documents or the Servicing Agreements promptly after execution thereof. Furthermore, if at any time prior to the termination of this Agreement, Seller is unable to comply with any of the Agency eligibility requirements, it shall immediately notify Purchaser of the facts and circumstances surrounding such inability and of the course of action Seller proposes to take to address the same.

Section 7.15 Financing; Pledge of Excess MSRs.

Seller shall not pledge, obtain financing for, or otherwise permit any Lien of any creditor of Seller to exist on, any portion of the Servicing Spread Collections without the prior written consent of Purchaser. Seller’s financial statements shall contain footnotes indicating that the applicable Sold Percentages of the Excess MSRs have been sold, and Seller does not maintain any ownership interest therein.

Section 7.16 Existence, etc.

Seller shall:

(a) preserve and maintain its legal existence, good standing and material licenses necessary to service the Mortgage Loans;

(b) comply with the requirements of all Applicable Law, rules, regulations and orders of Governmental Authorities (including truth in lending and real estate settlement procedures);

(c) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, and maintain adequate accounts and reserves for all taxes (including income taxes), all depreciation, depletion, obsolescence and amortization of its properties, all contingencies, and all other reserves;

(d) not move its chief executive office or chief operating office from the addresses referred to in Exhibit H unless it shall have provided Purchaser not less than thirty (30) days prior written notice of such change;

(e) pay and discharge all material taxes, assessments and governmental charges or levies imposed on it or its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained. Seller and its subsidiaries shall file on a timely basis all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it; and

(f) comply with its obligations under the Transaction Documents to which it is a party and each other agreement entered into with the Agency.

Section 7.17 Selection of, or Consent to, Successor Sub-Servicer.

If Seller chooses to replace the sub-servicer, Purchaser shall have the right to approve the successor and the terms of the related sub-servicing agreement, such approval not to be withheld, delayed or conditioned unreasonably. In addition, if the sub-servicer defaults under its agreement with Seller, Purchaser shall have the right to require Seller to replace the sub-servicer with a successor and a sub-servicing agreement reasonably satisfactory to Purchaser. Notwithstanding the foregoing, the approval by the Purchaser of a new sub-servicer or the terms of the sub-servicing agreement shall not be required if the Agency selects or directs the selection of a new sub-servicer.

Section 7.18 Non-petition Covenant.

Seller shall not, prior to the date that is one year and one day after the payment in full of the Excess MSRs, petition or otherwise invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against Purchaser under any insolvency law or appointing a receiver, liquidator, assignee, trustee, custodian or other similar official of Purchaser or any substantial part of its property, or ordering the winding up or liquidation of the affairs of Purchaser.

Section 7.19 Insurance.

Seller shall maintain (a) general liability insurance, (b) errors and omission insurance or blanket bond coverage and (c) fidelity bond insurance, in each case, from reputable companies with coverage in amounts customarily maintained by such similarly situated entities in the same jurisdiction and industry as Seller.

Section 7.20 Defense of Title.

Seller shall warrant and defend the right, title and interest of Purchaser in and to the applicable Sold Percentages of the Excess MSRs against all adverse claims and demands subject to Permitted Liens.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser under this Agreement and under each Assignment Agreement are subject to the satisfaction of the following conditions as of the Closing Date and each Assignment Date:

Section 8.01 Correctness of Representations and Warranties.

The representations and warranties made by Seller in this Agreement and each other Transaction Document to which Seller is a party shall be true and correct as if the same were made on and as of the Closing Date or the Assignment Date, as applicable.

Section 8.02 Compliance with Conditions.

All of the terms, covenants, conditions and obligations of this Agreement and each other Transaction Document required to be complied with and performed by Seller on or prior to the Closing Date or the Assignment Date, as applicable, shall have been duly complied with and performed, including without limitation, the deposit in the Reserve Account of the Required Reserve Amount.

Section 8.03 Corporate Resolution.

On or prior to the Closing Date, Purchaser shall have received a certified copy of Seller’s corporate resolution approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, together with such other certificates of incumbency and other evidences of corporate authority as Purchaser or its counsel may reasonably request.

Section 8.04 No Material Adverse Change.

From the Agreement Date, there shall not have been any change to Seller’s financial or operating condition, or in the Mortgage Servicing Rights, the Mortgage Loans, the Related Escrow Accounts or to Seller’s relationship with, or authority from, the Agency, that in each case will likely materially and adversely affect the consummation of the transactions contemplated hereby or the Excess MSRs. No Trigger Event shall be in effect.

Section 8.05 Consents.

Seller shall have obtained all consents, approvals or other requirements of third parties required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents. All actions of all Governmental Authorities required to consummate the transactions contemplated by this Agreement and the Transaction Documents and the documents related thereto shall have been obtained or made.

Section 8.06 Delivery of Transaction Documents.

On or prior to the Closing Date, Seller shall have delivered to the Purchaser executed copies of each of the following:

(i) The Acknowledgement Agreement;

(ii) An Assignment Agreement with respect to the Excess MSRs on the Initial Mortgage Loans;

(iii) The executed Reserve Account Agreement;

(iv) The executed Reserve Account Control Agreement;

(v) An Opinion of Counsel of Seller, in form and substance reasonably acceptable to Purchaser, regarding due authorization, authority, and enforceability of the applicable Transaction Documents to which Seller is a party, and regarding no conflicts with other material Seller agreements;

(vi) An Opinion of Counsel of Seller, reasonably acceptable to Purchaser, regarding the perfection of the assignment of Excess MSRs to Purchaser and the security interests granted hereunder;

(vii) A recent certificate of good standing of Seller and of Purchaser;

(viii) A secretary’s certificate of Seller attaching its organizational documents, board resolutions and incumbency certificates; and

(ix) A UCC-1 financing statement relating to the security interest of Purchaser in the Collateral in form and substance reasonably acceptable to Purchaser.

Section 8.07 Certificate of Seller.

On the Closing Date Seller shall have provided Purchaser a certificate, signed by an authorized officer of Seller dated as of such date, applicable to the transactions contemplated by this Agreement, to the effect that: (a) each of Seller’s representations and warranties made in this Agreement and each other Transaction Document to which Seller is a party is true and correct in all material respects as of such date; (b) all of the terms, covenants, conditions and obligations of this Agreement and each other Transaction Document to which Seller is a party that are required to be complied with and performed by Seller at or prior to the Closing Date have been duly complied with and performed in all material respects; (c) the conditions set forth in Section 8.04 and Section 8.05 have been satisfied; and (d) as of the Closing Date, a Trigger Event is not in effect.

Section 8.08 No Actions or Proceedings.

No action, suit, proceeding or investigation by or before any Governmental Authority shall have been instituted to restrain or prohibit the consummation of, or to invalidate, any of the transactions contemplated by this Agreement and the documents related hereto in any material respect.

Section 8.09 Fees, Costs and Expenses.

The fees, costs and expenses payable by Seller on or prior to the Closing Date pursuant to Section 11.01 hereof and any other Transaction Document shall have been paid.

Section 8.10 Valuation.

Purchaser shall have received from an Approved Valuation Firm a valuation of Purchaser’s investment in the Excess MSRs related to the Initial Mortgage Loans that reasonably approximates the amount of the Purchase Price.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement are subject to the satisfaction of the following conditions as of the Closing Date.

Section 9.01 Correctness of Representations and Warranties.

The representations and warranties made by Purchaser in this Agreement shall be true and correct as if the same were made on and as of the Closing Date.

Section 9.02 Compliance with Conditions.

All of the terms, conditions, covenants and obligations of this Agreement required to be complied with and performed by Purchaser on or prior to the Closing Date shall have been duly complied with and performed.

Section 9.03 Corporate Resolution.

Seller shall have received from Purchaser a certified copy of its corporate resolution approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, together with such other certificates of incumbency and other evidences of corporate authority as Seller or its counsel may reasonably request.

Section 9.04 No Material Adverse Change.

Since the Agreement Date, there shall not have been any change to Purchaser’s financial condition that will likely materially and adversely affect the consummation of the transactions contemplated hereby.

Section 9.05 Certificate of Purchaser.

Purchaser shall have provided Seller a certificate, signed by an authorized officer of Purchaser dated as of such date, applicable to the transactions contemplated by this Agreement, to the effect that: (a) each of Purchaser’s representations and warranties made in this Agreement is true and correct in all material respects as of such date; and (b) all of the terms, covenants, conditions and obligations of this Agreement required to be complied with and performed by Purchaser at or prior to the Closing Date have been duly complied with and performed in all material respects.

Section 9.06 Good Standing Certificate of Purchaser.

Purchaser shall have provided Seller a recent certificate of good standing of Purchaser.

ARTICLE X

INDEMNIFICATION; CURE

Section 10.01 Indemnification by Seller.

(a) Seller shall indemnify, defend and hold Purchaser, its affiliates and its and their respective directors, managers, officers, employees, agents, representatives and advisors (the “Purchaser Indemnitees”) harmless from and shall reimburse the applicable Purchaser Indemnitee for any Losses suffered or incurred by any Purchaser Indemnitee after the Closing Date which result from:

(i) Any material breach of a representation or warranty by Seller, or non-fulfillment of any covenant or obligation of Seller, contained in this Agreement or any Assignment Agreement;

(ii) Any servicing act or omission of any prior servicer relating to any Mortgage Loan and any act or omission of any party related to the origination of any Mortgage Loan;

(iii) Any act, error or omission of Seller in servicing any of the Mortgage Loans, including improper action or failure to act when required to do so;

(iv) Any exercise of any rights of setoff or other netting arrangements by the Agency against Seller that results in a decrease in Servicing Agreements termination payments due to Seller with respect to the Mortgage Loans from the Agency or in a shortfall of funds to pay the Excess MSRs; and

(v) Litigation, proceedings, governmental investigations, orders, injunctions or decrees resulting from any of the items described in Section 10.01(a)(i)-(iii) above;

provided, however, that the applicable Purchaser Indemnitee has taken all commercially reasonable and appropriate actions to mitigate any such Losses as reasonably requested by Seller, which such failure of mitigation shall not relieve Seller of its indemnification obligations in this Section 10.01 but may affect the amount of such obligation; and further provided, that any Losses incurred by the Purchaser Indemnitee pursuant to any attempt to mitigate any such Losses shall be reimbursed by Seller as part of its indemnification obligations in this Section 10.01.

(b) Purchaser shall notify Seller promptly after receiving written notice of the assertion of any litigation, proceedings, governmental investigations, orders, injunctions, decrees or any third party claims subject to indemnification under this Agreement (each, a “Third Party Claim”). Upon receipt of notice of a Third Party Claim, Seller shall have the right to assume the defense of such Third Party Claim using counsel of its choice reasonably satisfactory to the applicable Purchaser Indemnitee, but may not enter into any settlement without the prior written consent of the applicable Purchaser Indemnitee; provided, however, that Seller may enter into a settlement without the prior consent of the Purchaser Indemnitee if Seller secures a full and unconditional release from any liability for the Third Party Claim in favor of the Purchaser Indemnitee. A Purchaser Indemnitee shall have the right to select separate counsel and to otherwise participate in its defense at its own expense. Any exercise of such rights by a Purchaser Indemnitee shall not relieve Seller of its obligations and liabilities under this Section 10.01 or any other provision of this Agreement. With respect to any Third Party Claim subject to indemnification under this Agreement, the applicable Purchaser Indemnitee shall be required to cooperate in good faith with Seller to ensure the proper and adequate defense of such Third-Party Claim. For the avoidance of doubt, Seller’s obligations for Purchaser Indemnitees shall not be limited to funds available in the Reserve Account.

(c) Notwithstanding anything in Section 10.01(a) above, in the event that counsel or independent accountants for Purchaser determine that there exists a material risk that any amounts due to Purchaser under ARTICLE X hereof would be treated as Non-qualifying Income upon the payment of such amounts to Purchaser, the amount paid to Purchaser pursuant to this Agreement in any tax year shall not exceed the maximum amount that can be paid to Purchaser in such year without causing Purchaser to fail to meet the REIT Requirements for such year, determined as if the payment of such amount were Non-qualifying Income as determined by such counsel or independent accountants. If the amount payable for any tax year under the preceding sentence is less than the amount which Seller would otherwise be obligated to pay to Purchaser pursuant to ARTICLE X of this Agreement (the “Expense Amount”), then Seller shall place the Expense Amount into an escrow account (the “Expense Escrow Account”) using an escrow agent and agreement reasonably acceptable to Purchaser and shall not release any portion thereof to Purchaser, and Purchaser shall not be entitled to any such amount, unless and until Purchaser delivers to Seller, at the sole option of Purchaser, (i) an opinion (an “Expense Amount Tax Opinion”) of Purchaser’s tax counsel to the effect that such amount, if and to the extent paid, would not constitute Non-qualifying Income, (ii) a letter (an “Expense Amount Accountant’s Letter”) from Purchaser’s independent accountants indicating the maximum amount that can be paid at that time to Purchaser without causing Purchaser to fail to meet the REIT Requirements for any relevant taxable year, or (iii) a private letter ruling issued by the IRS to Purchaser indicating that the receipt of any Expense Amount hereunder will not cause Purchaser to fail to satisfy the REIT Requirements (a “REIT Qualification Ruling” and, collectively with an Expense Amount Tax Opinion and an Expense Amount Accountant’s Letter, a “Release Document”).

Section 10.02 Indemnification by Purchaser.

Purchaser shall indemnify, defend and hold Seller, its affiliates and its and their respective directors, managers, officers, employees, agents, representatives and advisors (the “Seller Indemnitees”) harmless from and shall reimburse the applicable Seller Indemnitee for any Losses suffered or incurred by any Seller Indemnitee which result from:

(i) Any material breach of a representation or warranty by Purchaser, or non-fulfillment of any covenant or obligation of Purchaser contained in this Agreement; and

(ii) Litigation, proceedings, governmental investigations, orders, injunctions or decrees, the basis for which occurred after the Agreement Date, resulting from any of the items described in Section 10.01(a)(i) above;

provided, however, that the applicable Seller Indemnitee has taken all commercially reasonable and appropriate actions to mitigate any such Losses as reasonably requested by Purchaser, which such failure of mitigation shall not relieve Purchaser of its indemnification obligations in this Section 10.02 but may affect the amount of such obligation; and further provided, that any Losses incurred by the Seller Indemnitee pursuant to any attempt to mitigate any such Losses shall be reimbursed by Purchaser as part of its indemnification obligations in this Section 10.02. Seller shall notify Purchaser promptly after receiving written notice of the assertion of any Third Party Claim. Upon receipt of such notice of a Third Party Claim, Purchaser shall have the right to assume the defense of such Third Party Claim using counsel of its choice reasonably satisfactory to the applicable Seller Indemnitee, but may not enter into any settlement without the prior written consent of Purchaser; provided, however, Purchaser may enter into a settlement without the Seller Indemnitee’s prior consent if Purchaser obtains a full and unconditional release from liability for the Third Party Claim in favor of the Seller Indemnitee. A Seller Indemnitee shall have the right to select separate counsel and to otherwise participate in its defense at its own expense. Any exercise of such rights by a Seller Indemnitee shall not relieve Purchaser of its obligations and liabilities under this Section 10.02 or any other provision of this Agreement. With respect to any Third Party Claim subject to indemnification under this Agreement, the applicable Seller Indemnitee shall be required to cooperate in good faith with Purchaser to ensure the proper and adequate defense of such Third-Party Claim.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Costs and Expenses.

Except as otherwise provided herein, Purchaser and Seller shall each pay the expenses incurred by it in connection with the transactions contemplated hereby.

Section 11.02 Payment Adjustments.

If, subsequent to the payment of the Purchase Price or the payment of any amounts due hereunder to either Party, the outstanding principal balance of any Mortgage Loan is found to be in error, or if for any reason the Purchase Price or such other amounts is found to be in error, the Party benefiting from the error shall pay an amount sufficient to correct and reconcile the Purchase Price or such other amounts and shall provide a reconciliation statement and other such documentation to reasonably satisfy the other Party concerning the accuracy of such reconciliation. Such amounts shall be paid by the proper Party within ten (10) Business Days from receipt of satisfactory written verification of amounts due.

Section 11.03 Term and Termination.

(a) This Agreement shall remain in full force until the tenth (10th) anniversary of the Agreement Date, unless earlier terminated as provided below, and shall be renewed automatically for successive one-year periods thereafter until this Agreement is terminated in accordance with the terms hereof.

(b) Either Party may elect not to renew this Agreement at the expiration of the initial term or any renewal term by notice to the other Party at least 180 days, but not more than 270 days, prior to the end of the applicable term.

(c) A Party may terminate this Agreement for cause by giving the other Party thirty (30) days prior written notice thereof. Any termination pursuant to this Section 11.03(c) shall not relieve any party from any liability or obligation arising prior to the effective date of such termination.

Section 11.04 Relationship of Parties.

The Parties intend that the transactions contemplated in this Agreement and the Transaction Documents constitute arms-length transactions between unaffiliated parties. Nothing contained in this Agreement or the Transaction Documents will establish any fiduciary, partnership, joint venture or similar relationship between the Parties except to the extent otherwise expressly stated therein.

Section 11.05 Notices.

All notices, requests, demands and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid or by prepaid overnight delivery service:

(a)	If to Purchaser, to: Cherry Hill Mortgage Investment Corp. 301 Harper Drive, Suite 110 Moorestown, New Jersey 08057 Att: Chief Financial Officer

(b)	If to Seller, to: Freedom Mortgage Corporation 907 Pleasant Valley Ave., Suite 3 Mount Laurel, New Jersey 08054 Att: Chief Corporate Counsel

or to such other address as Purchaser or Seller shall have specified in writing to the other.

Section 11.06 Waivers.

Either Purchaser or Seller may, by written notice to the other extend the time for the performance of any of the obligations or other transactions of the other or waive compliance with or performance of any of the terms, conditions, covenants or obligations required to be complied with or performed by the other hereunder. The waiver by Purchaser or Seller of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 11.07 Entire Agreement; Amendment.

This Agreement and the Transaction Documents constitute the entire agreement between the Parties with respect to the transactions contemplated hereby and supersede all prior agreements with respect thereto. This Agreement may be amended only in a written instrument signed by both Seller and Purchaser.

Section 11.08 Binding Effect.

This Agreement shall inure to the benefit of and be binding upon the Parties and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their successors and permitted assigns, any rights, obligations, remedies or liabilities.

Section 11.09 Headings.

Headings on the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.10 Governing Law.

This Agreement shall be governed by the internal laws of the State of New York without giving effect to the conflict of law principles thereof, other than Section 5-1401 of the New York General Obligations Law.

Section 11.11 Submission to Jurisdiction; Waiver.

Each of Seller and Purchaser hereby unconditionally

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH UNDER ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED;

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION; AND

(e) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.12 Waivers, etc.

No failure on the part of Purchaser to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement or any Transaction Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement or any Transaction Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 11.13 Incorporation of Exhibits.

The Exhibits attached hereto shall be incorporated herein and shall be understood to be a part hereof as though included in the body of this Agreement.

Section 11.14 Counterparts.

This Agreement may be executed in counterparts, each of which, when so executed and delivered, shall be deemed to be an original but all of which, taken together, shall constitute one and the same agreement.

Section 11.15 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the rights of the Parties hereto.

Section 11.16 Assignment.

(a) Seller may not assign, transfer, sell or subcontract all or any part of this Agreement, any interest herein, or any of Seller’s interest in the Servicing Spread Collections, without the prior written consent of Purchaser, provided that any successor to Seller must assume Seller’s obligations under this Agreement. Subject to the rights of the Agency, Purchaser shall have the unrestricted right to further assign, transfer, deliver, hypothecate, pledge, subdivide or otherwise deal with its rights under this Agreement on whatever terms Purchaser shall determine without the consent of Seller; including the right to assign all or any portion of the applicable Sold Percentages of the Excess MSRs and to assign the related rights under this Agreement. If Purchaser assigns any rights under this Agreement to a third party (a “Third Party Assignment”), such third party (a “Third Party Assignee”) shall enter into a new agreement with Seller or Seller’s assignee that provides such Third Party Assignee with the same rights with respect to the applicable Sold Percentages of the Excess MSRs that Purchaser would have had under this Agreement if the Third Party Assignment had not occurred. Purchaser shall give prompt notice of any such assignment to Ginnie Mae.

(b) Seller shall maintain a register on which it enters the name and address of each holder of an interest in the Excess MSRs and each holder’s interest in the Excess MSRs (the “Holder Register”) for each transaction described in Section 11.16(a). The entries in the Holder Register shall be conclusive absent manifest error, and Seller shall treat each Person whose name is recorded in the Holder Register as an owner of an interest in the Excess MSRs for all purposes of this Agreement notwithstanding any notice to the contrary.

Section 11.17 Certain Acknowledgements.

Notwithstanding anything to the contrary contained herein:

(1) The property subject to the security interest reflected in this instrument includes all of the right, title and interest of Seller in certain mortgages and/or participation interests related to such mortgages (“Pooled Mortgages”) and pooled under the mortgage-backed securities program of the Government National Mortgage Association (“Ginnie Mae”), pursuant to section 306(g) of the National Housing Act, 12 U.S.C. § 1721(g);

(2) To the extent that the security interest reflected in this instrument relates in any way to the Pooled Mortgages, such security interest is subject and subordinate to all rights, powers and prerogatives of Ginnie Mae, whether now existing or hereafter arising, under and in connection with: (i) 12 U.S.C. § 1721(g) and any implementing regulations; (ii) the terms and conditions of that certain Acknowledgment Agreement, with respect to the Security Interest, by and between Ginnie Mae, Freedom Mortgage Corporation (“Seller”), and Cherry Hill Mortgage Investment Corp.; (iii) applicable Guaranty Agreements and contractual agreements between Ginnie Mae and Seller; and (iv) the Ginnie Mae Mortgage-Backed Securities Guide, Handbook 5500.3 Rev. 1, and other applicable guides; and

(3) Such rights, powers and prerogatives of Ginnie Mae include, but are not limited to, Ginnie Mae’s right, by issuing a letter of extinguishment to Seller, to effect and complete the extinguishment of all redemption, equitable, legal or other right, title or interest of Seller in the Pooled Mortgages, in which event the security interest as it relates in any way to the Pooled Mortgages shall, as more particularly described in the Acknowledgement Agreement instantly and automatically be extinguished as well.

[The remainder of this page left blank intentionally]

IN WITNESS WHEREOF, each of the undersigned Parties has caused this Agreement to be duly executed in its corporate name by one of its duly authorized officers, all as of the date first above written.

CHERRY HILL MORTGAGE INVESTMENT CORP.
Purchaser

By:
Name:
Title:

FREEDOM MORTGAGE CORPORATION
Seller

By:
Name:
Title:

EXHIBIT A

FORM OF ASSIGNMENT AGREEMENT

Subject to, and upon the terms and conditions of the Excess MSR Acquisition and Recapture Agreement, dated as of [            ], 2013 (the “Agreement”), by and between Freedom Mortgage Corporation, a New Jersey corporation (together with its successors and permitted assigns, the “Seller”) and Cherry Hill Mortgage Investment Corp. a Maryland corporation (together with its successors and permitted assigns, the “Purchaser”), as may be amended, restated, or otherwise modified and in effect from time to time, Seller hereby assigns, transfers and delivers to Purchaser all of Seller’s right, title and interest in and to the applicable Sold Percentage of the Excess MSR for each of the Mortgage Loans set forth in Annex A attached hereto and all proceeds thereof, and agrees that as of the [Closing] [Assignment] Date, the applicable Mortgage Loan shall be deemed to be a “Mortgage Loan” for all purposes of the Agreement. Capitalized terms used in this Assignment Agreement have the meanings given to such terms in, or incorporated by reference into, the Agreement.

All of the terms, covenants, conditions and obligations of the Agreement required to be complied with and performed by Seller on or prior to the date hereof have been duly complied with and performed in all material respects.

FREEDOM MORTGAGE CORPORATION
Seller

By:
Name:
Title:

A-1

Annex A

[ATTACH ANNEX A, WHICH MAY BE ON COMPUTER TAPE, COMPACT DISK, OR

MICROFICHE, CONTAINING THE INFORMATION SET FORTH BELOW]

A-2

EXHIBIT B

SCHEDULE OF MORTGAGE LOANS

[SEPARATELY DELIVERED]

B-1

EXHIBIT C

LOCATION OF CREDIT FILES

C-1

EXHIBIT D

FORM OF SUMMARY REMITTANCE REPORT

[DELIVERED SEPARATELY]

D-1

EXHIBIT E

FORM OF DELINQUENCY REPORT

[DELIVERED SEPARATELY]

E-1

EXHIBIT F

FORM OF DISBURSEMENT REPORT

[DELIVERED SEPARATELY]

F-1

EXHIBIT H

SELLER JURISDICTIONS AND RECORDING OFFICES

Chief Executive Office:

907 Pleasant Valley Ave.

Mount Laurel, New Jersey 08054

Recording Office:

Secretary of State, State of New Jersey

H-1

EXHIBIT I

LIST OF REQUIRED FIELDS FOR EACH DATA TAPE

1	Cut-off Date	45	Origination Rate
2	Loan #	46	Origination P&I
3	Agency	47	Index Code
4	Remit	48	Plan Code
5	Product Description	49	Current Index
6	Note Rate	50	Margin
7	Loan Amount	51	Rate Chg Freq
8	Current Balance	52	Next Rate Change Date
9	P & I	53	First Rate Change Date
10	T & I	54	Initial Period
11	Total Payment	55	P&I Chg Freq
12	Term	56	Next P&I Chg Date
13	Stated Remaining Term	57	First P&I Chg Date
14	Age	58	Initial PI Chg Period
15	Closing Date	59	Initial Cap
16	First Payment Date	60	Periodic Cap Inc
17	Next Due Date	61	Periodic Cap Dec
18	Interest Paid Through Date	62	Life Of Loan Cap Inc
19	Maturity Date	63	Maximum Rate
20	Escrow Balance	64	Minimum Rate
21	Other Advances	65	Bankruptcy Status
22	Suspense Funds	66	Foreclosure Status
23	LTV	67	Interest Only
24	CLTV	68	Interest Only Term
25	DTI	69	Interest Method
26	Appraised Value	70	Prepay Penalty Term
27	Sale Price	71	Prepay Penalty Indicator
28	No Units	72	Prepay Penalty Description
29	Loan Type	73	Balloon Flag
30	Property Type	74	Balloon Term
31	Loan Purpose	75	Origination Fico
32	Cash-out Flag	76	Current Fico
33	Occupancy	77	Doc Type
34	Lien Position	78	Pay String History
35	Address	79	Status

I-1

36	City	80	BK_Chapter
37	State	81	Foreclosure Start Date
38	Zip	82	Loss_Mitigation_Flag
39	County	83	Modification_Flag
40	Gross Serv Fee	84	LitigationFlag
41	Net Serv Fee	85	MI Flag
42	LPMI Fee	86	MI Provider
43	Guar Fee	87	Channel
44	Pool Number

I-2